MARCUMBP
ACCOUNTANTS & ADVISORS
麦楷博平

EXHIBIT 16.1

April 24, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Success Holding Group International, Inc. dated April 18, 2017, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Success Holding Group International, Inc. contained therein.

Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY